As filed with the Securities and Exchange Commission on October 23, 2026
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

LYCIA THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	84-3860514
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
400 East Jamie Court, Suite 200
South San Francisco, California 94080
(Address of Principal Executive Offices) (Zip Code)
2020 Equity Incentive Plan
2026 Equity Incentive Plan
2026 Employee Stock Purchase Plan
(Full title of the plans)
Aetna Wun Trombley, Ph.D.
President and Chief Executive Officer
Lycia Therapeutics, Inc.
400 East Jamie Court, Suite 200
South San Francisco, California 94080
(Name and address of agent for service)
(650) 392-3357
(Telephone number, including area code, of agent for service)

Please send copies of all communications to:
Effie Toshav, Esq.
Amanda Rose, Esq.
Chelsea Anderson, Esq.
Fenwick & West LLP
One Front Street
33rd Floor
San Francisco, California 94111
(415) 875-2300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Part I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information called for by Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (this “Registration Statement”) and has been or will be sent or given to participating service providers in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.
Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed by Lycia Therapeutics, Inc. (the “Registrant”) with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:
(a)the Registrant’s prospectus filed on October 23, 2026 pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-1, as amended (File No. 333-299300), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed; and
(b)The description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A (File No. 001-43515) filed on October 20, 2026 under Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.
All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein. Unless expressly incorporated into this Registration Statement, documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission subsequent to the date hereof shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the DGCL, the Registrant’s restated certificate of incorporation to be effective upon the completion of the Registrant’s initial public offering contains provisions that eliminate the personal liability of its directors and officers for monetary damages to the fullest extent permitted by the DGCL for any breach of fiduciary duties as directors or officers, except liability for the following:
•any breach of the director’s or officer’s duty of loyalty to the Registrant or its stockholders;
•acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•with respect to directors, under Section 174 of the DGCL (regarding unlawful dividends and stock purchases);
•any transaction from which the director or officer derived an improper personal benefit; or
•with respect to officers, in any action by or in the right of the Registrant.
As permitted by the DGCL, the Registrant’s restated bylaws to be effective upon the completion of the Registrant’s initial public offering provide that:
•the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the DGCL, subject to limited exceptions;
•the Registrant may indemnify its other employees and agents as set forth in the DGCL;
•the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to limited exceptions; and
•the rights conferred in the restated bylaws are not exclusive.
In addition, the Registrant has entered or intends to enter into indemnification agreements with each of its current directors and executive officers to provide these directors and executive officers with additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s restated certificate of incorporation and restated bylaws and to provide additional procedural protections. There is no pending litigation or proceeding involving a director or executive officer of the Registrant for which indemnification is sought. Reference is also made to the underwriting agreement entered into by the Registrant and the underwriters in connection with the Registrant’s initial public offering, which provides for the indemnification of executive officers, directors and controlling persons of the Registrant against certain liabilities. The indemnification provisions in the Registrant’s restated certificate of incorporation, restated bylaws and the indemnification agreements entered into or to be entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.
The Registrant has directors’ and officers’ liability insurance for securities matters.
See also the undertakings set out in response to Item 9 hereof.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.
The following exhibits are filed herewith:

Exhibit Number		Incorporated by Reference				Filed Herewith
	Exhibit Description	Form	File No.	Exhibit	Filing Date

3.1	Amended and Restated Certificate of Incorporation, as amended, as currently in effect.	S-1/A	333-299300	3.1	10/20/2026

3.2	Form of Restated Certificate of Incorporation to be effective upon the completion of the Registrant’s initial public offering.	S-1	333-299300	3.2	10/5/2026

3.3	Bylaws, as currently in effect.	S-1	333-299300	3.3	10/5/2026

3.4	Form of Restated Bylaws, to be effective upon the completion of the Registrant’s initial public offering.	S-1	333-299300	3.4	10/5/2026

4.1	Form of Common Stock Certificate.	S-1/A	333-299300	4.1	10/20/2026

5.1	Opinion of Fenwick & West LLP.					X

23.1	Consent of Fenwick & West LLP (contained in Exhibit 5.1).					X

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm.					X

24.1	Power of Attorney (included in the signature page to this Registration Statement).					X

99.1	2020 Equity Incentive Plan and forms of award agreements, as amended.	S-1	333-299300	10.2	10/5/2026

99.2	2026 Equity Incentive Plan, and forms of award agreements.	S-1/A	333-299300	10.3	10/20/2026

99.3	2026 Employee Stock Purchase Plan, and forms of award agreements.	S-1/A	333-299300	10.4	10/20/2026

107.1	Calculation of Filing Fee Tables					X
Item 9. Undertakings.
A.The undersigned Registrant hereby undertakes:
(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” table in the effective Registration Statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that clauses (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B.The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C.Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on this 23rd day of October, 2026.

LYCIA THERAPEUTICS, INC.

By:	/s/ Amy Bachrodt
Amy Bachrodt
Chief Financial Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Aetna Wun Trombley and Amy Bachrodt, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the date indicated.

Name	Title	Date

/s/ Aetna Wun Trombley, Ph.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	October 23, 2026
Aetna Wun Trombley, Ph.D.

/s/ Amy Bachrodt	Chief Financial Officer (Principal Financial and Accounting Officer)	October 23, 2026
Amy Bachrodt

/s/ William J. Rieflin	Chair and Director	October 23, 2026
William J. Rieflin

/s/ Laurent Fischer, M.D.	Director	October 23, 2026
Laurent Fischer, M.D.

/s/ Jane Pritchett Henderson	Director	October 23, 2026
Jane Pritchett Henderson